CPI AEROSTRUCTURES, INC. 10-K/A

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-25551, 333-130077, 333-164687 and 333-212837) of CPI Aerostructures, Inc. of our report dated April 15, 2021, except for the effects on the consolidated financial statements and related footnotes of the restatement described in Notes 17 and 18, as to which the date is November 24, 2021 on our audits of the consolidated financial statements of CPI Aerostructures, as of December 31, 2020 (As Restated) and 2019 (As Restated) and for the years then ended included in the Annual Report on Form 10-K/A of CPI Aerostructures, Inc. for the year ended December 31, 2020.

/s/ CohnReznick LLP

New York, New York

November 24, 2021